UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported):   December 20, 2010

DEYU AGRICULTURE CORP.
(Exact name of registrant as specified in Charter)

Nevada	333-160476	80-0329825
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

Room 808, Tower A,
Century Centre, 8 North Star Road
Beijing, People’s Republic of China
 (Address of Principal Executive Offices)

(212) 465-2647
86-13828824414
 (Issuer Telephone number)

 N/A
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

On December 20, 2010 (the “Execution Date”), Detian Yu Biotechnology (Beijing) Co., Ltd. (“Detian Yu”), a wholly-owned subsidiary of Deyu Agriculture Corp., a Nevada corporation (the “Registrant”) executed a Village Collective Farmland Transfer Agreement (the “Agreement”) with Shanxi Jinbei Plant Technology Development Co., Ltd. (“Jinbei”) pursuant to which Detian Yu shall acquire from Jinbei a collection of land use rights (the “Land Use Rights”) to approximately 52,338 mu (which is the equivalent to approximately 8,622 acres) of farmland located in Jinzhong City, Shanxi Province (the “Farmland”).  The Land Use Rights are evidenced by 8 separate certificates, 6 of which constitute 52,094 mu and have terms ranging from 40 to 47 years, and 2 of which constitute 244 mu and have terms ranging from 14 to 16 years.  All of the Farmland is limited to agricultural farming purposes.  On the Execution Date, Detian Yu paid an aggregate RMB27,221,000 (approximately $4,084,600) to Jinbei in consideration for the Land Use Rights and within 5 days after the Execution Date, Jinbei shall transfer the land to Detian Yu for possession.  The transfer of the Land Use Rights shall be deemed complete upon the receipt by Jinbei of notice of acceptance of the required transfer documents by the relevant land use regulatory agency, which is expected to be within ninety (90) days after the Execution Date as disclosed in the Agreement.  The forgoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to such document, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibit No. Description:

EXHIBIT NO.	DESCRIPTION	LOCATION
10.1
Village Collective Farmland Transfer Agreement, dated December 20, 2010, by and between Detian Yu Biotechnology (Beijing) Co., Ltd. and Shanxi Jinbei Plant Technology Development Co., Ltd. (English Translated and Mandarin Versions)
Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

DEYU AGRICULTURE CORP.

Date: December 21, 2010	By:	/s/ David Lethem
David Lethem Chief Financial Officer